$1.2 billion investment portfolio through June 30, 2023 11.8% Net IRR 8.8%2 Total return on average net assets in 2022 6.6%3 Total return on average net assets in Q1 & Q2 2023 Fidelity Private Credit Central Fund LLC 2Q23 Quarterly Update Source: Fidelity Investments, as of 6/30/23. 1. Source: Fidelity Investments, IRR is net management fees and are the first capital call on December 13, 2021 through June 30, 2023. Data is unaudited.  Past performance in no guarantee of future returns. 2. Source: Fidelity Investments, from 1/1/2022 through 12/31/22. 3. Source: Fidelity Investments, from 1/1/23 through 6/30/23. September 2023 As of June 30, 2023, the Fund’s $1.2 billion investment portfolio is comprised of 38 investments across 19 industries, with a median investment size of $39.8 million and a weighted average yield of 12.2%1. The investments are predominantly (98.5%) first lien senior secured loans, with the balance in second lien loans (0.7%) and equity co-investments (0.9%). As a reflection of our deep relationships and value proposition to our sponsors, we have been lead or joint lead on more than 80% of the investments closed since the fourth quarter of 2022. To date, our selections have performed well and have demonstrated a reduction in leverage, primarily as a result of EBITDA growth at our portfolio companies. Our positions sit at approximately 4.2x senior net leverage, down from 4.5x at closing, and represent an average loan to value of approximately 39%. Interest coverage – a frequently discussed statistic now that rates have risen significantly – remains sufficient on both an actual (2.5x) and pro forma (1.9x) basis. As a result, we believe our portfolio continues to be well positioned and remain cautiously optimistic about the current investing environment. Looking ahead, we expect the Fund’s investment activity to remain focused on leading first lien, senior secured loans with covenants (92% of the loans at June 30, 2023). For existing shareholders of Fidelity Private Credit Central Fund LLC only. This letter is not an offer to sell nor a solicitation of an offer to buy any securities. Past performance does not guarantee future results. Dear Fidelity Private Credit Central Fund LLC Shareholder: Welcome to the inaugural investment update letter for Fidelity Private Credit Central Fund LLC (the “Fund”). The Fund has been actively investing since the fourth quarter of 2021. The attractive investment environment during this time has allowed us to create a $1.2 billion investment portfolio through June 30, 2023. Since the first capital call on December 13, 2021 through June 30, 2023, the Fund generated a net IRR of 11.8%1 and a total return on average net assets of 8.8%2 during 2022 and 6.6%3 during the first six months of 2023. It is important to note that the portfolio did not employ leverage until June of 2022. Leverage did not reach a more normalized level of 1:1 until the first quarter of 2023, which we believe may position the Fund for higher returns going forward. Investment Activity We are pleased with the investment portfolio constructed thus far and are also pleased with the opportunities we are seeing from our targeted universe of private equity sponsors, the quality and volume of which increased markedly during the second half of 2022. 1

Market Commentary

Interest rates reached their highest level in 22 years after the Federal Open Market Committee increased rates again in July–the 11th such increase since the rate hikes began in March of 2022. The impact of the rate increase made its way through the market alongside new investment originations and a historically aggressive 4Q2020 to 2Q2022 investment vintage. Despite the pace and magnitude of these rate hikes, middle market loan originations remained robust over the last several years and of note, loan terms were historically aggressive in borrowers favor during the period from Q4 2020 to Q2 2022.

During this period, investors did not foresee rates rising from 0 to 5.5%, nor did they accurately forecast persistently high inflation. The combination of the rapid and steep increase in base rates and the prolonged inflationary environment have set the stage for potentially prolonged stress for businesses that consumed high levels of leverage during this period. As the below chart shows, the impact of rising rates is already being felt by levered companies through very tight interest coverage. These figures are on an adjusted EBITDA basis - our suspicion is that on a real cash flow basis, these statistics are substantially worse. This will likely create a strong headwind for funds with heavy concentrations of investments originated in 2021 and early 2022.

Interest Coverage Ratio, Lincoln International Averages



Actual Results
Pro Forma 5.5% Base Rate
1.86
1.86
1.79
1.58
1.50
1.34
1.10
1.13
1.09
1.09
1.18
1.19
1Q2022
2Q2022
3Q2022
4Q2022
1Q2023
2Q2023

Source: Lincoln International VOG Proprietary Private Market Database, June 2023

By contrast, the current environment for new opportunities has yielded some of the best investments we have seen in nearly a decade. Spreads, original issue discounts (OIDs), and covenants are balanced at worst, and in many cases, in the direct lender's favor. The chart below highlights the dramatic change.

Covenants in New Transactions, Lincoln International Averages



Covenants Included
Cov-Lite
40%
60%
22%
78%
18%
82%
2021
2022
YTD 2023

Source: Lincoln International VOG Proprietary Private Market Database, June 2023.

2
For existing shareholders of Fidelity Private Credit Central Fund LLC only. This letter is not an offer to sell nor a solicitation of an offer to buy any securities. Past performance does not guarantee future results.

In addition, leverage levels have dropped significantly in the past year, while enterprise values have only decreased modestly. The combination has created a very attractive risk-return dynamic, leading some to refer to the current investment environment as the “golden age” of private credit.

The news is not all good, however, on the new investment side, as the aforementioned spike in rates slowed new opportunities fairly dramatically in the first half of 2023. Although loan volume is down overall, the large end of the market, which is represented by loans of $1 billion, and gets most of the headlines, skews the annual data. As the table below highlights, while 1H2023 activity was down 53% from the comparable prior year, digging into the data shows the real story – 70% of the $40.9MM decline was due to the 88% decline in jumbo loan activity during the first two quarters of 2023.

New Issue Lending Activity


Total $77.5 B
Middle Market: Loans <$1B
Jumbo: Loans $1B+
$32.7 B
Jumbo >$1B
-88%
Total $36.7 B
Middle Market
$3.9 B
-27%
$44.9 B
$32.8 B
1H2022
1H2023

Source: KBRA DLD Monthly Insights & Outlook June 2023. Jumbo is defined as transactions $1 billion and above while Middle Market is transactions below $1 billion.

The resiliency of the core and lower middle market is notable and one of the many reasons we find these market segments attractive and concentrate our investment activity (78% of investments).

As the below chart shows, while down relative to 2021 peak levels, private credit firms continued to deploy capital during the period and filled a void that allowed the market to function much more normally than it would have otherwise. Longer term, the growing prominence of private credit has significantly increased the options for corporate borrowers compared to those available only a decade ago, setting a backdrop for continued demand.

Public vs Private Acquisition Financing


Broadly Syndicated Loans
(public market)
Direct Lending
(private market)
120
100
80
60
40
20
0
3Q19
4Q19
1Q20
2Q20
3Q20
4Q20
1Q21
2Q21
3Q21
4Q21
1Q22
2Q22
3Q22
4Q22
1Q23
2Q23

Source: PitchBook | LCD • Data through June 30, 2023

3
For existing shareholders of Fidelity Private Credit Central Fund LLC only. This letter is not an offer to sell nor a solicitation of an offer to buy any securities. Past performance does not guarantee future results.

Sincerely, David Gaito Head of Direct Lending Co-Portfolio Manager, Fidelity Private Credit Fund Whether or not we are in the midst of a golden age, we believe the events that have occurred during the past year (market volatility, regional bank crisis, etc) have only strengthened the tailwinds in the asset class. In addition, we believe that our approach to investing in the vast U.S. Middle Market is all-weather and regardless of economic conditions or competitive dynamics, we will continue to see attractive investment opportunities to underwrite and potentially pursue. Know that we will not be perfect in our selections, but will strive for perfection, as performance in credit is driven by protecting your downside. Thank you for entrusting us with your capital! 4 For existing shareholders of Fidelity Private Credit Central Fund LLC only. This letter is not an offer to sell nor a solicitation of an offer to buy any securities. Past performance does not guarantee future results.

APPENDIX

Portfolio Positioning

Our portfolio is well positioned in the current environment with directly sourced attractive opportunities that are unencumbered by a legacy portfolio.

Direct Lending Investments: Dec 2021 – Jun 2023

$1.2B	38	$39.8M	$42.7M	12.2%
Total Capital Invested[1]	Investments	Median Investment	Median EBITDA[2]	Yield to Average (YTA)[3]


LOAN TO VALUE (LTV)[4]
60%
45%
30%
FDLA: 39%[7]
SENIOR NET LEVERAGE[2,5]
7.0x
5.0x
3.0x
FDLA: 4.5X
TTM INTEREST COVERAGE[2]
3.0x
2.0x
1.0x
FDLA: 2.5X
PF INTEREST COVERAGE[2,6]
3.0x
2.0x
1.0x
FDLA: 1.9X

Lower LTV's	Driving Lower Deal Leverage	Producing Compelling Interest Coverage
Market Dynamics		

[1]Total capital invested by investment type is 100% private credit. [2]When taking into consideration EBITDA, excludes investments where net debt to EBITDA may not be the appropriate measure of credit risk. [3]YTA based on spread + SOFR (Secured Overnight Funding Rate) of 5.3% and Original Issue Discount (OID) assuming a 3-year hold. [4]LTV depicts the % of Enterprise Value represented by credit facilities through Fidelity tranche at Closing Date. [5]Leverage represents total funded senior net debt as a multiple of EBITDA at Closing Date. [6]Pro Forma Interest Coverage represents EBITDA as of latest financials divided by the servicing cost on total debt calculated based on SOFR of 5.3%. [7]FDLA represents simple average.

Portfolio Construction

Aimed at limiting risk, the portfolio is diversified by industry with predominantly first lien investments.

Industry Diversification


Health Care Services 19%
Industrial Machinery & Supplies & Components 10%
Air Freight & Logistics 9%
Diversified Support Services 9%
Application Software 7%
Environmental & Facilities Services 6%
Automotive Parts & Equipment 5%
Trading Companies & Distributors 4%
Specialized Consumer Services 4%
Human Resource & Employment Services 4%

Diversified across 19 industries.

Industry Diversification


Equities 0.9%
Second Lien 0.7%
First Lien 98.5%
Role (TTM)
Participant & Other 32%
Lead & Joint Lead 68%

98%+ senior secured debt portfolio

Source: Fidelity Investments, Based on weighted average of Fidelity Direct Lending's current commitment as of June 30, 2023.

5
For existing shareholders of Fidelity Private Credit Central Fund LLC only. This letter is not an offer to sell nor a solicitation of an offer to buy any securities. Past performance does not guarantee future results.

Fidelity INVESTMENTS

Not FDIC Insured • May Lose Value • No Bank Guarantee. Information provided in, and presentation of, this document are for informational and educational purposes only and are not a recommendation to take any particular action, or any action at all, nor an offer or solicitation to buy or sell any securities or services presented. It is not investment advice. Fidelity does not provide legal or tax advice. Before making any investment decisions, you should consult with your own professional advisers and take into account all of the particular facts and circumstances of your individual situation. Fidelity and its representatives may have a conflict of interest in the products or services mentioned in these materials because they have a financial interest in them, and receive compensation, directly or indirectly, in connection with the management, distribution, and/or servicing of these products or services, including Fidelity funds, certain third-party funds and products, and certain investment services. These materials contain statements that are "forward-looking statements," which are based on certain assumptions of future events. FDS does not assume any duty to update any forward-looking statement. Actual events may differ from those assumed. There can be no assurance that forward-looking statements, including any projected returns, will materialize or that actual market conditions and/or performance results will not be materially different or worse than those presented. Views expressed are as of the date indicated, based on the information available at that time, and may change based on market and other conditions. Unless otherwise noted, the opinions provided are those of the author and not necessarily those of FDS. FDS does not assume any duty to update any of the information Information presented herein is for discussion and illustrative purposes only and is not a recommendation nor an offer or solicitation to buy or sell any securities. Past performance is no guarantee of future results. Certain data and other information in this report was supplied by outside sources and is believed to be reliable as of the date presented. However, FDS has not and cannot verify the accuracy of such information, and such information is subject to change without notice. Fidelity Distributor Company, 500 Salem Street, Smithfield, RI 02917. Fidelity Brokerage Services LLC, Member NYSE, SIPC, 900 Salem Street, Smithfield, RI 02917. 1108043.2.0 0823 6 Lower-to-Core Middle Market Focused on the lower-to-core middle market with ability to scale with borrowers as they grow. Distribution of Middle Market Originations by Borrower EBITDA Range1,2 1Based on weighted average of Fidelity Direct Lending’s current commitment as of June 30, 2023. 2When taking into consideration EBITDA, excludes investments where net debt to EBITDA may not be the appropriate measure of credit risk. 78% originations to borrowers with <$75MM EBITDA Investment Selectivity The team maintains selectivity of investments, with a focus on a conservative net leverage. Distribution of Originations by Borrower Senior Net Leverage1,2 1Based on weighted average of Fidelity Direct Lending’s current commitment as of June 30, 2023. 2When taking into consideration EBITDA, excludes investments where net debt to EBITDA may not be the appropriate measure of credit risk. 73% originations to borrowers with <5x net leverage